                                                              EXHIBIT 10(y)(iii)

                       EXECUTIVE COMPENSATION ARRANGEMENTS

The compensation of Victor Insetta, the Company's President and Chief Executive
Officer, and Judah Wolf, the Company's Senior Vice President, Thin Film
Products, is governed by the terms of their respective employments agreements.
Pursuant to his agreement, Mr. Insetta was paid base compensation for the fiscal year ended June 30, 2004 of $350,000. The agreement provides for further increases in Mr. Insetta's base salary by the Board of Directors from time to time in its sole discretion. The agreement also provides that, as additional annual compensation, Mr. Insetta is entitled to an amount equal to 2.5% of the
Company's net income (before such incentive compensation and before income taxes). On February 8, 2005, the Compensation Committee of the Board of
Directors of the Company approved an increase in salary for Victor Insetta, the
Company's Chairman, President and Chief Executive Officer, from $350,000 to
$390,000 per annum, effective June 1, 2005.

Mr. Wolf's agreement provides for annual base compensation of $125,000, increasing by 8% in each successive year of the agreement. Mr. Wolf's current base salary under the agreement is $157,464. In addition, Mr. Wolf receives a quarterly incentive bonus equal to 3% of the Thin Film Profit Contribution (as defined in his agreement). Mr. Wolf's annual bonus is determined in accordance with the Company's Officers' Bonus Plan. Any amount to which he would be entitled under such plan shall be reduced by an amount equal to one half of one percent of the Thin Film Profit Contribution.

The base compensation for each of Richard Monsorno, the Company's Senior Vice
President, Technology, and David Ott, the Company's Senior Vice President, New
York Operations, is determined annually by the Board of Directors. Mr.
Monsorno's and Mr. Ott's current base salaries are $214,681 and $206,000, respectively. Each of them is also entitled to bonuses pursuant to the Company's
Officers' Bonus Plan.